EXHIBIT A

Joint Filing Agreement

This Joint Filing Agreement (this “Agreement”) hereby confirms the agreement by and among all of the undersigned that the Schedule 13G to which this Agreement is attached as Exhibit A with respect to the beneficial ownership of the undersigned of Ordinary Shares of Qihoo 360 Technology Co. Ltd. is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 7, 2013

TRUSTBRIDGE PARTNERS III, L.P.

By:	/s/ Shujun Li
Name:	Shujun Li
Title:	Authorized Representative

TB PARTNERS GP3, L.P.

By:	/s/ Shujun Li
Name:	Shujun Li
Title:	Authorized Representative

TB PARTNERS GP LIMITED

By:	/s/ Shujun Li
Name:	Shujun Li
Title:	Authorized Representative

TB ALTERNATIVE ASSETS LTD.

By:	/s/ Shujun Li
Name:	Shujun Li
Title:	Authorized Representative